      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2002

                                                      REGISTRATION NO. 333-83376
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                          MAGNUM HUNTER RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

            NEVADA                          1311                   87-0462881
State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                   ----------

                     600 EAST LAS COLINAS BLVD., SUITE 1100
                               IRVING, TEXAS 75039
                                 (972) 401-0752
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                   ----------

                               MORGAN F. JOHNSTON
                  Vice President, General Counsel and Secretary
                     600 East Las Colinas Blvd., Suite 1100
                               Irving, Texas 75039
                            Telephone: (972) 401-0752
                            Facsimile: (972) 443-6470
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   COPIES TO:

                                DAVID E. MORRISON
                                MATTHEW D. PIPES
                           FULBRIGHT & JAWORSKI L.L.P.
                          2200 Ross Avenue, Suite 2800
                               Dallas, Texas 75201
                            Telephone: (214) 855-8000
                            Facsimile: (214) 855-8200

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST-EFFECTIVE AMENDMENT NO. 1 SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933 OR UNTIL THE POST-EFFECTIVE AMENDMENT NO. 1 SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(c), MAY DETERMINE.

================================================================================

              AMENDMENT REGARDING WARRANTS NOT BEING LISTED ON AMEX

         This Post-Effective Amendment No. 1 to Form S-3 Registration Statement is being filed for the purpose of amending the information included on the prospectus cover page and in the sections entitled "Questions and Answers About the Warrants," "Description of the Warrants," "Selling Warrantholders" and "Plan of Distribution" which appear in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 25, 2002, as amended by Amendment No. 1 on March 14, 2002 (the "Registration Statement"). The contents of the Registration Statement, including the exhibits thereto and each of the documents incorporated by reference therein, are hereby incorporated herein by reference.

         The Registration Statement relates to 9,164,038 common stock purchase warrants and the shares of Magnum Hunter common stock for which the warrants, and some other warrants, are exercisable. These warrants were originally issued by Vista Energy Resources, Inc., a predecessor to Prize Energy Corp. which merged with a subsidiary of Magnum Hunter on March 15, 2002. At the time the Registration Statement was declared effective by the SEC, we were informed by the American Stock Exchange that the warrants were listed on the American Stock Exchange, and that the underlying shares of common stock were approved for listing.

         After the Registration Statement was declared effective, we became aware of problems that some of the selling warrantholders were having in settling sales of their warrants over the American Stock Exchange. Specifically, warrantholders were being credited with short sales of another warrant listed on the American Stock Exchange. These other warrants are exercisable for Magnum Hunter common stock and possess the same economic terms as the warrants held by the selling warrantholders, but are subject to the terms of a different warrant agreement and have a different CUSIP number. Conversations with the American Stock Exchange revealed that the warrants held by the selling warrantholders should be listed under a different trading symbol. Although we promptly furnished all requested information to the American Stock Exchange, we have been unable to satisfy the American Stock Exchange's original listing requirements for these warrants, which require a security to have at least 100 record holders prior to listing.

         On July 1, 2002, a selling warrantholder notified us that he would be providing our transfer agent with instructions to transfer some of his warrants to a sufficient number of additional warrantholders to satisfy the American Stock Exchange's original listing requirements. As of July 8, 2002, this transfer had not occurred. If and when the transfer occurs, we intend to update our listing application with the American Stock Exchange, and we believe the American Stock Exchange will approve the listing of these warrants on the American Stock Exchange. We can provide no assurance that the warrants will be listed or, if listed, that such listing will continue. Until any such listing occurs, the warrants are not listed and cannot be traded on the American Stock Exchange and any statement to the contrary in the Registration Statement is hereby amended by this Post-Effective Amendment No. 1.

              AMENDMENT REGARDING COMMON STOCK BEING LISTED ON NYSE

         On June 25, 2002 our shares of common stock began trading on the New York Stock Exchange under the ticker symbol "MHR." As a result, the 4,218,241 shares of our common stock issuable upon exercise of the Prize warrants and covered by the Registration Statement will, upon issuance, be listed on the New York Stock Exchange. Any statement to the contrary in the Registration Statement is hereby amended by this Post-Effective Amendment No. 1.

                   AMENDMENT REGARDING SELLING WARRANTHOLDERS

         It is our belief that any attempts by the original warrantholders to sell their warrants on the American Stock Exchange have failed and that all warrants remain owned by the original warrantholders.

As a result, we hereby amend the Registration Statement, and specifically the section of the Registration Statement entitled "Selling Warrantholders" to include the 394,365 warrants that we believed, at the time the Registration Statement was declared effective, had been sold under an effective registration statement maintained by Prize. The term "resale warrants," as used throughout the Registration Statement, should therefore include these additional 394,365 warrants and the term "non-resale warrants" should no longer include such warrants. Likewise, the term "resale securities" should include the additional 140,845 shares of our common stock that are issuable upon exercise of such additional resale warrants, so that the selling warrantholders may offer and sell such shares of common stock upon exercise of their warrants.

         The following section entitled "Selling Warrantholders" supercedes and replaces the section in the Registration Statement entitled "Selling Warrantholders" in its entirety:

                             SELLING WARRANTHOLDERS

         The following table sets forth information with respect to the selling warrantholders, the number of resale warrants and shares of our common stock beneficially owned by the selling warrantholders and the number of resale warrants, and shares of our common stock for which such resale warrants are exercisable, that may be offered and sold under this document based on information provided by our transfer agent, American Stock Transfer & Trust Company, as of July 1, 2002. The number of shares of our common stock set forth below for each selling warrantholder includes the shares that are issuable upon full exercise of his or her resale warrants. The percent of beneficial ownership is based on 72,725,138 shares of our common stock outstanding as of June 4, 2002, after giving effect to the exercise of all Prize warrants, assuming no other issuances. The following table does not include any information with respect to the non-resale warrants. See "Plan of Distribution."

         Under this document, the holders of 9,558,403 warrants may offer and sell their warrants or the shares of our common stock for which such warrants are exercisable. Because the selling warrantholders may, under this document, offer all or some portion of their warrants for sale, no estimate can be given as to the number of warrants or shares of common stock issuable upon exercise of such warrants that will be held by the selling warrantholders upon completion of any sales. In addition, we are aware of attempts made by some of the selling warrantholders to sell their warrants on the American Stock Exchange. While we believe that all such attempts have failed, because the warrants were not listed on the American Stock Exchange, the selling warrantholders may have sold, transferred or otherwise disposed of all or any portion of their warrants outside of the American Stock Exchange. The selling warrantholders may also own non-resale warrants, warrants issued by us to our stockholders of record on January 10, 2002 or additional shares of our common stock held in street name. See "Plan of Distribution."

                                               RESALE WARRANTS                          COMMON STOCK
                                        ----------------------------     -------------------------------------------
                                        NUMBER OWNED       TOTAL          NUMBER OF     TOTAL NUMBER
                                          PRIOR TO       NUMBER TO         SHARES       OF SHARES TO       PERCENT
   NAME OF SELLING WARRANTHOLDER        THE OFFERING     BE OFFERED         OWNED      BE OFFERED (1)       OWNED
   -----------------------------        ------------    ------------     -----------   --------------    -----------
Natural Gas Partners III, L.P. (2)         3,521,841       3,521,841       1,257,800       1,257,800             1.7
Natural Gas Partners II, L.P. (2)          2,576,760       2,576,760         920,271         920,271             1.3
Steven D. Gray (3)                           632,838         632,838         226,014         226,014               *
C. Randall Hill (3)                          632,838         632,838         226,014         226,014               *
R. Cory Richards (3)                         352,919         352,919         126,043         126,043               *
Thomas O. Hicks                              185,746         185,746          66,338          66,338               *
Sam R. Brock                                 181,250         181,250          64,732          64,732               *
Darrell M. Dillard                           181,250         181,250          64,744          64,732               *
Robert R. Donnelly                           181,250         181,250          64,837          64,732               *
Wayne M. Whitaker                            181,250         181,250          64,732          64,732               *

                                               RESALE WARRANTS                          COMMON STOCK
                                        ----------------------------     -------------------------------------------
                                        NUMBER OWNED       TOTAL          NUMBER OF     TOTAL NUMBER
                                          PRIOR TO       NUMBER TO         SHARES       OF SHARES TO       PERCENT
   NAME OF SELLING WARRANTHOLDER        THE OFFERING     BE OFFERED         OWNED      BE OFFERED (1)       OWNED
   -----------------------------        ------------    ------------     -----------   --------------    -----------
Marilyn D. Wade                              143,500         143,500          51,250          51,250               *
John Q. Adams (3)                            126,875         126,875          45,313          45,313               *
John R. Muse                                 123,822         123,822          44,222          44,222               *
Jack D. Furst                                123,822         123,822          44,222          44,222               *
Warren L. Gray                                61,899          61,899          22,107          22,107               *
TOH, Jr. Ventures, Ltd.                       46,431          46,431          39,633          16,583               *
Mack H. Hicks 1984 Trust                      46,431          46,431          16,583          16,583               *
John A. Hicks 1984 Trust                      46,431          46,431          16,583          16,583               *
Robert B. Hicks 1984 Trust                    46,431          46,431          16,583          16,583               *
Lawrence D. Stuart, Jr                        30,987          30,987          11,067          11,067               *
R. Scott Cohen                                24,774          24,774           8,848           8,848               *
D. Keith Mills                                21,464          21,464           7,666           7,666               *
John Dollahan                                 16,824          16,824           6,009           6,009               *
Leonard S. Gallegos                           16,824          16,824           6,009           6,009               *
Russell H. Wickman (3)                        16,824          16,824           6,009           6,009               *
Jerred G. Blanchard, Jr                       12,374          12,374           4,419           4,419               *
John P. Lewis                                 12,374          12,374           4,419           4,419               *
Kaitrin Roberts Trust                          4,125           4,125           3,520           1,473               *
John Roberts Trust                             4,125           4,125           3,520           1,473               *
Kara Roberts Trust                             4,124           4,124           3,520           1,473               *
                                         -----------     -----------     -----------     -----------     -----------
     TOTAL                                 9,558,403       9,558,403       3,443,027       3,413,715             4.7%
                                         ===========     ===========     ===========     ===========     ===========

----------

*Less than 1%

(1) The total number of shares of common stock owned includes all shares of our common stock outstanding as of June 4, 2002, including shares that may be acquired by each selling warrantholder by exercising his or her resale warrants.

(2) David R. Albin and Kenneth A. Hersh, each a director of Prize prior to its merger with Magnum Hunter, constitute two of the four managing members of each entity that serves as the ultimate general partner of Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P. They each also own interests in these Natural Gas Partners partnerships.

(3) Prior to the consummation of Prize's acquisition of Vista Energy Resources, Inc. on February 8, 2000, these individuals served Vista Energy Resources in the following capacities:

             NAME                                                    POSITION
             ----                                                    --------
      C. Randall Hill                  Chief Executive Officer, Chief Financial Officer and Chairman of the Board
      Steven D. Gray                   President, Chief Operating Officer and Director
      John Q. Adams                    Director
      Russell H. Wickman               Land Manager

                          AMENDMENT REGARDING EXPERTS

     The section of the Registration Statement entitled "Experts" is hereby amended to include the following:

     The estimated reserve evaluations and related calculations for Magnum Hunter of Pollard, Gore & Harrison, independent petroleum engineering consultants, included or incorporated by reference in this document have been included or incorporated by reference in reliance on the authority of Pollard, Gore & Harrison as experts in petroleum engineering.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses in connection with the Registration Statement, as amended on March 14, 2002 and by this Post-Effective Amendment. We will pay all expenses of the offering. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission, the American Stock Exchange and the New York Stock Exchange.

         Securities and Exchange Commission filing fee               $    4,308
         American Stock Exchange listing fee                             57,500
         New York Stock Exchange listing fee                             10,050
         Printing fees and expenses                                      27,000
         Legal fees and expenses                                         30,000
         Blue sky fees and expenses                                       1,000
         Warrant agent fee                                                3,500
         Miscellaneous                                                    3,642
                                                                     ----------
                  TOTAL:                                             $  137,000
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The General Corporation Law of Nevada generally limits the liability of directors and officers for breach of fiduciary duty to those circumstances involving intentional misconduct, fraud or knowing violations of law. Therefore, a director or officer cannot be held liable for damages to Magnum Hunter or its stockholders for gross negligence or lack of due care in carrying out his or her fiduciary duties as a director or officer. Nevada law, with certain exceptions, permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he or she successfully defends himself or herself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation.

         Magnum Hunter maintains in effect directors and officers liabilities insurance providing customary coverage for its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of Magnum Hunter.

ITEM 16. EXHIBIT INDEX

      EXHIBIT
      NUMBER                                               DESCRIPTION
      -------                                              -----------
       4.1+          Warrant Agreement by and between Midland Resources, Inc. and Stock Transfer Company of
                     America, Inc., as warrant agent, dated November 1, 1990 (includes form of warrant certificate)

       4.2+          Warrant Agreement by and between Vista Energy Resources, Inc. and American Stock Transfer &
                     Trust Company, as warrant agent, dated October 28, 1998 (includes form of warrant certificate)

       5.1*          Opinion of Fulbright & Jaworski L.L.P.

      23.1*          Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

      EXHIBIT
      NUMBER         DESCRIPTION
      -------        -----------
       23.2*         Consent of Deloitte & Touche LLP

       23.3*         Consent of Deloitte & Touche LLP

       23.4*         Consent of Ernst & Young LLP

       23.5+         Consent of Ryder Scott Company, L.P.

       23.6+         Consent of DeGolyer and MacNaughton

       23.7+         Consent of Cawley Gillespie & Associates, Inc.

       23.8+         Consent of Netherland, Sewell & Associates, Inc.

       23.9*         Consent of Pollard, Gore & Harrison

       24.1+         Powers of Attorney (included on signature page)

       99.1+         Consent of Person About to Become a Director - James R. Latimer III

       99.2+         Consent of Person About to Become a Director - Robert Kelley

----------

 *   Filed herewith

 +   Filed previously

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas, on July 10, 2002.

                                    MAGNUM HUNTER RESOURCES, INC.
                                    (Registrant)

                                    By: /s/ Gary C. Evans
                                       -----------------------------------------
                                       Gary C.  Evans,
                                       Chairman of the Board, President,
                                       Chief Executive Officer and Director

         Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                      TITLE                                  DATE
                ---------                                      -----                                  ----

                                                 Chairman of the Board, President,                July 10, 2002
   /s/ Gary C. Evans                            Chief Executive Officer and Director
---------------------------------------            (Principal Executive Officer)
Gary C. Evans

                                                     Senior Vice President and                    July 10, 2002
   /s/ Chris Tong                                     Chief Financial Officer
---------------------------------------            (Principal Financial Officer)
Chris Tong

   /s/ David S. Krueger                     Vice President and Chief Accounting Officer           July 10, 2002
---------------------------------------            (Principal Accounting Officer)
David S. Krueger

   /s/ Gerald W. Bolfing*                                     Director                            July 10, 2002
---------------------------------------
Gerald W. Bolfing

   /s/ Jerry Box*                                             Director                            July 10, 2002
---------------------------------------
Jerry Box

   /s/ Robert Kelley                                          Director                            July 10, 2002
---------------------------------------
Robert Kelley

   /s/ James R. Latimer III                                   Director                            July 10, 2002
---------------------------------------
James R. Latimer III

   /s/ Matthew C. Lutz*                                       Director                            July 10, 2002
---------------------------------------
Matthew C. Lutz

   /s/ John H. Trescot, Jr.*                                  Director                            July 10, 2002
---------------------------------------
John H. Trescot, Jr.

   /s/ James E. Upfield*                                      Director                            July 10, 2002
---------------------------------------
James E. Upfield

*By:  /s/ Gary C. Evans
      ---------------------------------
      Gary C. Evans, Attorney-in-Fact

                                  EXHIBIT INDEX

      EXHIBIT
      NUMBER                                                   DESCRIPTION
      -------                                                  -----------

       4.1+          Warrant Agreement by and between Midland Resources, Inc. and Stock Transfer Company of
                     America, Inc., as warrant agent, dated November 1, 1990 (includes form of warrant certificate)

       4.2+          Warrant Agreement by and between Vista Energy Resources, Inc. and American Stock Transfer &
                     Trust Company, as warrant agent, dated October 28, 1998 (includes form of warrant certificate)

       5.1*          Opinion of Fulbright & Jaworski L.L.P.

      23.1*          Consent of Fulbright & Jaworski L.L.P.  (included in Exhibit 5.1)

       23.2*         Consent of Deloitte & Touche LLP

       23.3*         Consent of Deloitte & Touche LLP

       23.4*         Consent of Ernst & Young LLP

       23.5+         Consent of Ryder Scott Company, L.P.

       23.6+         Consent of DeGolyer and MacNaughton

       23.7+         Consent of Cawley Gillespie & Associates, Inc.

       23.8+         Consent of Netherland, Sewell & Associates, Inc.

       23.9*         Consent of Pollard, Gore & Harrison

       24.1+         Powers of Attorney (included on signature page)

       99.1+         Consent of Person About to Become a Director - James R. Latimer III

       99.2+         Consent of Person About to Become a Director - Robert Kelley

----------

 *   Filed herewith

 +   Filed previously